Exhibit 8.1

List of subsidiaries

Subsidiary Name	% held
CIMC Marketing Pty Limited	100% Direct
Sunup Korea Limited	100% Direct
Merit Stone Limited	100% Direct
Ohho International Limited	51% Direct